EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-85953 (on Form S-8), No. 333-24815 (on Form S-8), No. 333-24817 (on Form S-8), No. 333-49981 (on Form S-8), No. 333-103509 (on Form S-8), No. 333-103511 (on Form S-8), No. 333-121429 (on Form S-4), No. 333-123471 (on Form S-4), No. 333-126714 (on Form S-8), as amended, and No. 333-155373 (on Form S-3), of Cincinnati Financial Corporation of our report dated February 27, 2009, relating to the consolidated financial statements and financial statement schedules of Cincinnati Financial Corporation and subsidiaries and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cincinnati Financial Corporation for the year ended December 31, 2008.
/S/ Deloitte & Touche LLP
Cincinnati, Ohio
February 27, 2009
Cincinnati Financial Corporation — 2008 Annual Report on 10-K — Page 139